UNIFY CORPORATION

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF SERIES G PREFERRED STOCK

(Pursuant to Section 151(g) of the General Corporation
Law of the State of Delaware)

          Unify Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), DOES HEREBY CERTIFY THAT, pursuant to authority conferred upon the board of directors of the Company (the “Board”) by the Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), the Board, at a duly noticed meeting on June 29, 2011 adopted the following resolutions authorizing the issuance of Series G Preferred Stock of the Company, which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or the Bylaws of the Company:

          RESOLVED, that pursuant to authority vested in the Board by the Certificate of Incorporation, the Board does hereby establish a series of preferred stock of the Company from the Company’s authorized class of Preferred Stock, $0.001 par value (“Preferred Stock”) such series to consist of 2,016,667 shares, and does hereby fix and state the voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as follows:

     1. Definitions. Unless otherwise specified herein, the following capitalized terms shall have the meanings ascribed to them below:

          “Available Assets” shall have the meaning set forth in Section 3.

          “Common Stock” shall mean shares the shares of the Company’s common stock, par value $0.001 per share.

          “Conversion Date” shall have the meaning set forth in Section 4(c)(i).

          “Conversion Ratio” shall have the meaning set forth in Section 4(a).

          “Deemed Liquidation Event” shall mean: (i) a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

          “DGCL” shall mean the Delaware General Corporation Law.

          “Liquidation Event” shall mean a voluntary or involuntary liquidation, dissolution or winding up of the Company.

          “Market Price” shall have the meaning set forth in Section 4(f).

          “Original Purchase Price” shall mean $2.40.

          “Person” shall be construed broadly and means any natural person, firm, corporation, partnership, limited liability company, association, trust or other entity.

          “Preference Amount” shall have the meaning set forth in Section 5.

          “Series G Preferred Stock” shall have the meaning set forth in Section 2.

          “Sixty-Day Weighted Average Trading Price” shall mean the average trading price of the Common Stock for a sixty-trading-day-period using the sixty-day weighted average volume of trading of the Common Stock during such period.

     2. Designation of Series; Issuance, and Rank. This series of preferred stock is hereby designated “Series G Preferred Stock” (hereinafter the “Series G Preferred Stock”), and the number of shares which shall constitute such series shall be 2,016,667. The shares of Series G Preferred Stock shall be issued by the Company, in such amounts, at such times and to such Persons as shall be specified by the Board, from time to time. The shares of Series G Preferred Stock shall rank prior to the shares of Common Stock, and any other class or series of stock of the Company.

     3. Dividends. The holders of the Series G Preferred Stock shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings (“Available Assets”), prior to and in preference to any declaration or payment of any dividend on the Common Stock, annual dividends, which shall accrue on a daily basis based on a 365-day year, in the amount of $.24 per share of Series G Preferred Stock, as adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events, which dividend shall be payable, in the discretion of the Company, either in cash or in additional shares of Series G Preferred Stock. If dividends are paid in Series G Preferred Stock, the number of shares of Series G Preferred Stock due will be calculated by dividing the amount of dividends due by the Sixty-Day Weighted Average Trading Price for the sixty trading days ending on the earlier of the Conversion Date or each anniversary of the issuance of the Series G Preferred Stock. No dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this section) is paid with respect to all outstanding shares of Series G Preferred Stock in an amount for each such share of Series G Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted, which dividend shall be in addition to, not in lieu of, the other dividends described in this section. The right to dividends on shares of Series G Preferred Stock shall be cumulative, and shall accrue annually to holders of Series G Preferred Stock. Notwithstanding anything contained herein to the contrary, no dividends shall be declared by the Board or paid or set apart for payment by the Company at such time if such declaration or payment shall be restricted or prohibited by law.

     4. Conversion.

          (a) Automatic Conversion. Each share of Series G Preferred Stock shall be automatically converted, without notice to or action by any holder thereof, into fully paid and non-assessable shares of Common Stock at the rate of one (1) share of Common Stock for each one (1) share of Series G Preferred Stock (the “Conversion Ratio”) on the earlier of (i) the second anniversary of the issuance of the Series G Preferred Stock or (ii) the date on which the Company’s Common Stock average closing bid price during the preceding thirty (30) trading days shall have been equal to or greater than $4.00 per share.

          (b) Optional Conversion. Each share of Series G Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into shares of Common Stock at the Conversion Ratio. In the event of a notice of redemption of the shares of Series G Preferred Stock pursuant to Section 8, the conversion rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the conversion rights for such shares shall continue until such price is paid in full. In order for a holder of Series G Preferred Stock to voluntarily convert shares of Series G Preferred Stock into shares of Common Stock, such holder shall send written notice to the Company that such holder elects to convert all or any number of the shares of the Series G Preferred and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.

          (c) Conversion Mechanics.

          (i) The “Conversion Date” shall mean the date on which the shares of Series G Preferred Stock convert in accordance with this Section 4. The Person in whose name or names any certificate or certificates for shares of Common Stock are issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby on the Conversion Date, and such conversion shall be into a number of shares of Common Stock equal to the number of shares of Series G Preferred Stock surrendered times the Conversion Ratio in effect on the Conversion Date. All shares of Common Stock delivered upon conversion of the Series G Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. On the Conversion Date each outstanding share of Series G Preferred Stock shall be converted automatically into shares of Common Stock without any further action and without the payment of additional consideration by the holder of such share and whether or not the certificates representing such shares are surrendered to the Company.

          (ii) Immediately prior to any Conversion Date, the Company shall pay or make adjustment for accrued and unpaid dividends on shares of Series G Preferred Stock.

          (d) Issuance of Shares.

          (i) The Company shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as may be required to effect conversions of the Series G Preferred Stock.

          (ii) Prior to the delivery of any securities that the Company is obligated to deliver upon conversion of the Series G Preferred Stock, the Company shall comply with all applicable federal and state laws and regulations which require action by the Company.

          (e) Transfer Taxes. The Company shall pay any and all issuance, delivery and transfer taxes in respect of the issuance or delivery of shares of Common Stock on conversion of the Series G Preferred Stock pursuant hereto.

          (f) Fractional Shares. In connection with the conversion of any shares of Series G Preferred Stock, no fractions of shares of Common Stock shall be issued. In lieu thereof the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price on the day on which such shares of Series G Preferred Stock are deemed to have been converted. The “Market Price” shall be (i) if the Common Stock is then traded on a national securities exchange or the NASDAQ National Market (or a similar national quotation system), then the value shall be computed based on the closing price on such exchange or system on such day, (ii) if the Common Stock is actively traded over-the-counter, then the value shall be computed based on the closing price on such day, and (iii) if there is no public market for the Common Stock, then the value shall be computed based on fair market value thereof, as determined in good faith by the Board of Directors of the Company on such day.

          (g) Adjustments. If the Company at any time after the date of issue of the Series G Preferred Stock (i) declares a dividend or makes a distribution on Common Stock payable in Common Stock, (ii) subdivides or splits the outstanding Common Stock, (iii) combines or reclassifies the outstanding Common Stock into a smaller number of shares, (iv) issues any shares of its capital stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), or (v) consolidates with, merges with or into or is converted into any other Person, the Conversion Ratio in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, conversion, merger or reclassification shall be adjusted so that the conversion of the Series G Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Company (or shares of any security into which such shares of Common Stock have been combined, consolidated, converted, merged or reclassified pursuant to Sections 4(g)(iii), 4(g)(iv) or 4(g)(v) which, if the Series G Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, conversion, merger or reclassification Such adjustment shall be made successively whenever any event listed above shall occur.

          (h) If the Company fixes a record date for a distribution to holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness, assets or other property (other than dividends payable in Common Stock), provision shall be made such that each holder of Series G Preferred Stock shall receive its pro rata portion of such distribution as if the Conversion Date had occurred immediately prior to such record date.

     5. Preference on Liquidation or Deemed Liquidation Event. In the event of any Liquidation Event or Deemed Liquidation Event of the Company, after payment or provision for payment of all debts and liabilities of the Company, each holder of shares of Series G Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Common Stock an amount in cash per share of Series G Preferred Stock held by such holder equal to the sum of the Original Purchase Price plus an amount equal to all accrued and unpaid dividends on such shares of Series G Preferred Stock plus any amounts due but unpaid under Section 4(h) (the “Preference Amount”). Upon payment in full of the Preference Amount, no additional amounts, preferences, participations or payments shall be paid or allocated to the holders of the Series G Preferred Stock in connection with any Liquidation Event or otherwise. If, upon any Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of the Series G Preferred Stock, then such assets shall be distributed among the holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

     6. Voting Rights.

          (a) Preferred Stock. Each holder of Series G Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series G Preferred Stock held by such holder could be converted as if the Conversion Date had occurred immediately prior to the record date. The holders of shares of the Series G Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Series G Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series G Preferred Stock held by each holder could be converted), shall be disregarded.

          (b) No Class Voting. Except as otherwise provided by applicable law or by Section 7, the holders of Series G Preferred Stock and the holders of Common Stock shall vote together as a single class.

          (c) No Series Voting. Other than as required by law or by Section 7, there shall be no series voting.

     7. Protective Provisions. As long as any of the Series G Preferred Stock shall be issued and outstanding, the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of the Series G Preferred Stock:

          (a) alter or change the rights, preferences or privileges of the Series G Preferred Stock;

          (b) amend the Company’s Certificate of Incorporation in a manner that adversely affects the rights, preferences or privileges of the holders of the Series G Preferred Stock; or

          (c) issue any equity securities except for shares of Common Stock issued in connection with the grant of stock options approved by the Board, or redeem, purchase or otherwise acquire directly or indirectly any equity Securities of the Company other than the shares of Series G Preferred Stock in compliance with Section 8.

     8. Full Redemption at the Option of the Company.

          (a) The Company may, on any date (a “Redemption Date”) determined by the Board (provided that funds are legally available to do so), redeem in whole (but not in part) the Series G Preferred Stock by paying in cash therefore a sum equal to the Original Purchase Price plus all declared or accumulated but unpaid dividends on such shares plus any amounts due but unpaid under Section 4(g) (the “Redemption Price”).

          (b) At least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series G Preferred Stock to be redeemed, at the address last shown on the records of the Company for such holder, notifying such holder of the redemption to be effected, the Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”); provided, however, that each holder of Series G Preferred Stock subject to such Redemption Notice shall have the right to convert the shares of Series G Preferred Stock into Common Stock in lieu of the Redemption Price as set forth in Section 4(h) (“Optional Conversion”). Each holder of Series G Preferred Stock to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable in cash or in shares of Common Stock (if the holder has chosen Optional Conversion) to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

     9. Notice Provisions. In addition to the notice provisions elsewhere herein, in the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Company shall mail to each holder of Series G Preferred Stock, at such holder’s address as set forth in the Company’s stock record book, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

     10. No Other Rights. The shares of Series G Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as expressly set forth in the Company’s Certificate of Incorporation, this Certificate or as otherwise required by law.

          RESOLVED, FURTHER, that the Secretary or President of the Company be, and hereby is, authorized, empowered and directed to execute this Certificate of Designations, Preferences and Rights of Series G Preferred Stock and that such Certificate be delivered to and filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 103 and Section 151(g) of the DGCL, both as amended.

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          IN WITNESS WHEREOF, Unify Corporation has caused this Certificate of Designations, Preferences and Rights of Series G Preferred Stock to be executed by its duly authorized officer on June 29, 2011.

UNIFY CORPORATION

By:	/s/ Todd Wille
Name: Todd Wille
Title: Chief Executive Officer